Exhibit 10.6

IMPAC MORTGAGE HOLDINGS, INC.

OMNIBUS INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR

DEFERRED STOCK UNIT AWARD PROGRAM

Effective December 1, 2010

ARTICLE I

THE PROGRAM

1.1.  Deferred Unit Program.  Impac Mortgage Holdings, Inc. hereby adopts the Non-Employee Director Deferred Stock Unit Award Program, subject to and in compliance with the terms of the Impac Mortgage Holdings, Inc. Omnibus Incentive Plan.  The Program is intended to provide for certain Awards to members of the Board of Directors of the Company who are neither officers nor employees of the Company or any of its subsidiaries.  Awards will consist of grants of Deferred Stock Units subject to the vesting and settlement provisions set forth herein.

1.2.  Effective Date and Term.  This Program was approved by the Board and the initial grants under the Program are hereby made as of December 1, 2010 (the “Effective Date”).  The Program shall remain in effect during the term of the Plan, unless amended or terminated by action of the Board.

ARTICLE II

DEFINITIONS

As used herein, the following terms have the meanings hereinafter set forth unless the context clearly indicates to the contrary.  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan.

(a)           “Award” shall mean an award to an Eligible Director of Deferred Stock Units under Article IV of the Plan.

(b)           “Award Agreement” shall mean a written agreement between the Company and an Eligible Director or a written acknowledgment from the Company to an Eligible Director specifically setting forth the terms and conditions of an Award granted under the Plan.

(c)           “Date of Grant” shall mean the date the Board approves an Award of Deferred Stock Units or, if later, the date designated by the Board for such Award to be granted.

(d)           “Deferred Stock Unit Award” shall mean an award of Stock Units, subject to certain forfeiture provisions, granted to an Eligible Director pursuant to Section 4.1 of the Plan.

(e)           “Effective Date” for the Plan shall have the meaning set forth in Section 1.2.

(f)            “Eligible Director” shall mean any director of the Company who is not an employee of the Company or any of its subsidiaries.

(g)           “Plan” shall mean the Impac Mortgage Holdings, Inc. Omnibus Incentive Plan, the terms of which are incorporated herein, as amended from time to time.

(h)           “Program” shall mean the Non-Employee Director Deferred Stock Unit Award Program, the terms of which are set forth herein, as amended from time to time.

(i)            “Separation from Service” shall mean any termination of a director’s Board service with the Company.  The occurrence of a Separation from Service is determined by the Board under the facts and circumstances and in accordance with Section 409A of the Code.

(j)            “Stock Account” means the bookkeeping account established by the Company in respect to each director pursuant to Section 4.2 and to which shall be credited Stock Units representing the director’s Deferred Stock Unit Awards pursuant to the Plan.

(k)           “Stock Unit” shall mean a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Common Stock on that date.

ARTICLE III

ADMINISTRATION

The Board shall have the power and authority to grant Awards, determine the terms of any Award, including the Eligible Directors receiving such Awards and the number of Stock Units granted under such Award, and shall make all other determinations with respect to the Program.  The Board’s determinations under the Program shall be final and binding on all parties.

ARTICLE IV

DEFERRED STOCK UNITS

4.1.          Grants of Deferred Stock Units.  The Board may grant to any Eligible Director an Award of Deferred Stock Units consisting of a specified number of Stock Units and subject to the terms and conditions set forth herein.  Subject to Section 4.4 of this Program, each Deferred Stock Unit Grant shall vest in three (3) substantially equal annual installments, commencing with the first anniversary of the Date of Grant with respect to such Award, subject to the Eligible Director’s continued service on the Board through such anniversary date and any additional conditions imposed by the Board and set forth in an Award Agreement.  Upon vesting, such Stock Units shall continue to be held in the director’s Stock Account until payment becomes due in accordance with Section 4.6.  In the event of an Eligible Director’s Separation from Service as a member of the Board for any reason prior to vesting of all of an Award, all Stock Units that remain unvested under such Award as of the date of such Separation from Service shall terminate and be forfeited and shall be subtracted from such director’s Stock Account.

4.2.          Stock Accounts.  A Stock Account shall be established for each Eligible Director.  Deferred Stock Unit Grants shall be credited as Stock Units directly to the Stock Account as of the Date of Grant.  An Eligible Director’s Stock Account shall also be credited with dividends and other distributions pursuant to Section 4.3.  Fractional shares shall be credited to a director’s Stock Account cumulatively but the balance of shares of Stock Units in a director’s Stock Account shall be rounded to the next highest whole share for any payment to such director pursuant to Section 4.6.

4.3           Dividends Equivalents on Stock Units.  Dividends and other distributions on Stock Units credited to an Eligible Director’s Stock Account shall be deemed to have been paid as if such Stock Units were actual shares of Common Stock issued and outstanding as of the respective record or distribution dates.  No interest shall be credited on such amounts.  Such dividends and distributions shall be converted into Stock Units and credited to the Eligible Director’s Stock Account as of the respective record or distribution dates.  The conversion of such dividends and distributions into Stock Units shall be based on the Fair Market Value of the Common Stock as of the date of conversion.

4.4           Acceleration of Vesting.  Notwithstanding anything contained in this Article IV to the contrary, the Board may, in its sole discretion, waive the vesting and forfeiture conditions set forth in Section 4.1 and any Award Agreement under appropriate circumstances (including the death, disability or retirement of an Eligible Director or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of shares issuable upon settlement of the Deferred Stock Units constituting an Award) as the Board shall deem appropriate.  In addition, notwithstanding anything contained in this Article IV or an individual Award Agreement to the contrary, in the event a Change in Control of the Company, all outstanding Deferred Stock Unit Awards shall be deemed fully vested.

4.5           Shareholder Rights and Statement of Accounts.  Until settlement of an Award of Deferred Stock Units under Section 4.6 hereof, no shares of Common Stock shall be issued in respect of such Awards and no Eligible Director shall have any rights as a shareholder of the Company with respect to the shares of Common Stock covered by such Award of Deferred Stock Units.  A statement will be sent to each Eligible Director as to the balance of his or her Stock Account at least once each calendar year.

4.6           Payment of Accounts.  Subject to Section 4.7, an Eligible Director shall receive a distribution of his or her Stock Account within thirty (30) days after the date of his or her Separation from Service as a director.  Such distribution shall consist of one share of Common Stock for each Stock Unit credited to such director’s Stock Account as of the date of distribution.  Any shares of Common Stock issued with respect to a distribution of an Eligible Director’s Stock Account shall be deemed issued under the Plan and shall be counted against the number of shares of Common Stock reserved for issuance under Section 4.01 of the Plan.

4.7           Accelerated Payment.  Payment of a director’s Stock Account may be accelerated if at any time the Plan fails to meet the requirements of Section 409A of the Code and regulations and other guidance promulgated thereunder; provided, however, that any such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the regulations and other guidance.

4.8           Designation of Beneficiary; Payments to a Deceased Director’s Estate.  An Eligible Director may designate a beneficiary on a form approved by the Board.  In the event of a director’s death before the balance of his or her Stock Account is fully paid to the director, payment of the balance of the director’s Stock Account shall then be made to his or her designated beneficiary or, if no valid designation has been made, to his or her estate in the time and manner selected by the Board.  The Board may take into account the application of any duly appointed administrator or executor of an Eligible Director’s estate and direct that the balance of the director’s Stock Account be paid to his or her estate in the manner requested by such application.

4.9           Limitation on Transfer.  No Stock Units or an Eligible Director’s rights with respect to any Stock Units may be assigned or transferred other than by will or the laws of descent and distribution, and during the lifetime of an Eligible Director, only the Eligible Director personally (or the Eligible Director’s personal representative) may exercise rights under the Program.

ARTICLE V

TERMINATION, AMENDMENT AND MODIFICATION OF THE PROGRAM

The Board, in its sole discretion, may at any time terminate the Program and may, at any time, and from time to time and in any respect, amend or modify the Plan.  The Board may amend the terms of any Award granted under the Program; provided, however, that no such amendment may be made by the Board that, in any material respect, impairs the rights of a participant without the participant’s consent.

Upon termination of the Program, amounts accrued and vested in a director’s Stock Account as of the date of termination of the Program shall be held, administered and distributed in accordance with the terms and conditions of the Program and the individual Award Agreements as in effect on the date of termination of the Program, except that:

(a)           Amounts credited to the director’s Stock Account under the Plan may be distributed prior to the time required under Article IV if all nonqualified deferred compensation arrangements sponsored by the Company and any company required to be aggregated with the Company under Section 414(b) and (c) of the Code that are treated, together with Awards under the Program, as one arrangement under Section 409A of the Code, are terminated, subject to the following requirements: (i) no payments other than payments that would be payable under the terms of the Program and such other arrangements if the termination had not occurred are made within 12 months of the termination of the Program and such other arrangements, (ii) all payments under the Program and such other arrangements are made within 24 months of the date of such termination, and (iii) neither the Company nor any company required to be aggregated with the Company under Section 414(b) or (c) of the Code adopts a new arrangement that would, with the Program or any such other terminated arrangement, be treated as a single arrangement under Section 409A of the Code, at any time within three (3) years following the date of termination of the Program and such other arrangements.

(b)           The Program may be terminated at any time within 12 months of a dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), in which case the amounts deferred under the Program shall be distributed and included in a director’s gross income in the latest of (i) the calendar year in which the termination occurs, or (ii) the first calendar year in which the payment is administratively practicable.

ARTICLE VI

MISCELLANEOUS

6.1           Plan Binding on Successors.  The Program shall be binding upon the successors and assigns of the Company.

6.2  Issuance of Shares.  The Company shall not be required to issue or deliver any shares of Common Stock upon expiration of the deferral period applicable to any Deferred Stock Units unless, in the opinion of counsel to the Company, there has been compliance with all applicable legal requirements.  The Company’s obligation to deliver shares of Common Stock with respect to any Award under this Program may be conditioned upon the receipt by the Company of a representation as to the investment intention of the recipient in such form as the Company shall determine to be necessary or advisable solely to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities laws.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, any federal, state or local securities laws and applicable corporate law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.3           Director’s Rights Unsecured.  The Program is unfunded.  The right of any Eligible Director to receive payments of Common Stock under the provisions of the Program shall be an unsecured claim against the general assets of the Company.

6.4           Taxes.  The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments.  The recipients of such payments shall bear all taxes on amounts paid under the Program and with respect to any Awards granted hereunder.

6.5           Governing Law.  The Program and each Award Agreement shall be governed by the laws of the State of California and construed in accordance therewith.

6.6           Application of Plan Provisions.  In addition to the specific provisions of the Plan referred to herein, Awards of Deferred Stock Units shall be subject to all applicable provisions of Article XI of the Plan.